EXHIBIT 23.2

Horizon Law Group LLP
1920 Main Street, Suite 210
Irvine, CA 92614
(949) 261-2500

January 31, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.

Washington, D.C. 20549

Re: FreeStar Technology Corporation - Form S-8

Dear Sir/Madame:

We have acted as counsel to FreeStar Technology Corporation, a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 35,000,000 shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's 2007 Directors and Consultants Stock Plan, and 35,000,000 Shares which are issuable pursuant to the Company's 2007 Stock Incentive Plan. We hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,

/S/ HORIZON LAW GROUP LLP
Horizon Law Group LLP